UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

HILL INTERNATIONAL, INC.

(Name of Subject Company)

HILL INTERNATIONAL, INC.

(Name of Person(s) Filing Statement)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

431466101

(CUSIP Number of Class of Securities)

Raouf S. Ghali,
Chief Executive Officer and President

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, Pennsylvania 19103

(215) 309-7700

With copies to:

Darrick M. Mix, Esq.

Peter Visalli, Esq.

Justin A. Santarosa, Esq.

Duane Morris LLP

30 S. 17th Street

Philadelphia, PA 19103

(215) 979-1000

(Name, address and telephone number of person authorized to receive notice and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 8.01 and 9.01 of the Current Report on Form 8-K filed by Hill International, Inc. on August 17, 2022 disclosing information solely under Items 8.01 and 9.01 (including all exhibits attached thereto) is incorporated herein by reference.